EXHIBIT 4.10

                          AMENDMENT TO PROMISSORY NOTE

This Amendment is effective the 15th day of April 2005 by and between InComm Holdings, Corp. ("InComm"), a Nevada corporation and Howard Weiss ("Weiss"), an individual residing in the state of California.

RECITALS

         InComm and Weiss are parties to a certain Promissory Note dated August 15, 2005 (Agreement);

         InComm and Weiss desire to amend the Agreement as it relates to them;

         NOW THEREFORE, in consideration of the premises, agreements, covenants and obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement.

         I. The introductory paragraph is amended to read as follows:

         INCOMM HOLDINGS, CORP., a Nevada corporation ("Borrower"), for value received hereby promises to pay to the order of Howard Weiss ("Holder"), in the manner set forth below, the principal sum of One Hundred Thousand Dollars ($100,000) together with a premium payment in the amount of Fifty Thousand Dollars ($50,000), with the principal balance and premium being due and payable on or before July 15, 2006 (the "Maturity Date"). In addition to the foregoing, for each dollar loaned by the Holder to the Borrower, the Holder shall receive
0.35 warrants, or THIRTY FIVE THOUSAND (35,000) CASHLESS warrants (the "Warrants"). Each Warrant(s) shall be exercisable at ONE DOLLAR ($1.00) per common share of the Borrower (the "Warrant Shares"), for a period of no more than THREE (3) years from the date of this Note's execution (the "Exercise Period"). Holder shall also receive TWENTY FIVE THOUSAND (25,000) restricted shares of Borrower with piggyback registration rights. Furthermore, Borrower represents that it shall pay Holder out of the first One Million Dollars ($1,000,000) in proceeds received from its equity raise conducted by the Shemano Group and/or any other firm.

         II. The parties agree that all the provisions of the Agreement will remain valid and enforceable and shall not be affected by this Amendment with the exception of the change made in the introductory paragraph to the premium payment.

         The undersigned parties certify to having read this Amendment to the Agreement and that it correctly states the new terms and conditions set forth above as amendment to the Agreement and hereby approve said Amendment to the Agreement.


         INCOMM (Borrower)                    WEISS (Holder)


         /s/ Luis Alvarez                     /s/ Howard Weiss
         ----------------                     ----------------
         Luis Alvarez, Chairman & CEO         Howard Weiss


         Date: ______________________         Date: ______________________